UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 29, 2010

DICE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33584	20-3179218
(Commission File Number)	(IRS Employer Identification No.)

1040 AVENUE OF THE AMERICAS, 16TH FLOOR, NEW YORK, NEW YORK	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 725-6550
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 29, 2010, Dice Holdings, Inc. (the “Company”), Dice Inc. and Dice Career Solutions, Inc. (collectively, the “Borrowers”), as borrowers, entered into a Credit Agreement (the “Credit Agreement”) among the various lenders party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent, and Banc of America Securities LLC, J.P. Morgan Securities, Inc., and KeyBanc Capital Markets Inc., as Joint Lead Arrangers and Co-Book Managers.  The Borrowers’ obligations under the Credit Agreement are guaranteed by two of the Company’s wholly-owned subsidiaries, JobsintheMoney.com, Inc. and Targeted Job Fairs, Inc., and secured by substantially all of the assets of the Borrowers and the guarantors and stock pledges from certain of the Company’s foreign subsidiaries.

The Credit Agreement provides for a revolving facility of $70 million and a term facility of $20 million, with each facility maturing on January 31, 2014.  The Borrowers borrowed $30 million under the Credit Agreement to repay in full all outstanding indebtedness under the Existing Credit Agreement (as described in Item 1.02 below) and to pay related transaction costs.

Borrowings under the Credit Agreement bear interest at the Company’s option, at a LIBOR rate, Eurocurrency rate, or base rate plus a margin.  The margin ranges from 2.75% to 3.50% on LIBOR and Eurocurrency loans and 1.75% to 2.50% on base rate loans, determined by the Company’s most recent consolidated leverage ratio.  Quarterly payments of $1 million of principal are required on the term loan facility, commencing December 31, 2010.  The revolving loans and term loan may be prepaid at any time without penalty, although payments of principal on the term loan facility result in permanent reductions to that facility.

The Credit Agreement contains various customary affirmative and negative covenants and also contains certain financial covenants, including a consolidated leverage ratio, consolidated fixed charge coverage ratio and a minimum liquidity requirement.  Negative covenants include restrictions on incurring certain liens; making certain payments, like stock repurchases and dividend payments; making certain investments; making certain acquisitions; and incurring additional indebtedness. The Credit Agreement also provides that the payment of obligations may be accelerated upon the occurrence of customary events of default, including, but not limited to, non-payment, change of control, or insolvency.

The foregoing description of the Credit Agreement is a summary and does not contain all of the exceptions and qualifications that may apply. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the actual agreement which will be filed within the time period prescribed by the SEC rules and regulations.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On July 29, 2010, the Company used $29.6 million of the proceeds from the Credit Agreement to repay in full all outstanding indebtedness, including interest and fees, under the Amended and Restated Financing Agreement (the “Existing Credit Agreement”), dated as of March 21, 2007, as amended on May 21, 2007, June 14, 2007, and May 6, 2010, by and among Dice Inc. and Dice Career Solutions, Inc., as borrowers, Dice Holdings, Inc., Dice India Holdings, Inc., EW Knowledge Products, Inc. and MUP, Inc., as guarantors, the lenders from time to time party thereto and Ableco Finance, LLC, as collateral agent for the lenders and Wells Fargo Foothill, Inc. as administrative agent for the lenders.  The Existing Credit Agreement was terminated upon repayment of the outstanding indebtedness.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth in Item 1.01 above with respect to the entry into the Credit Agreement is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DICE HOLDINGS, INC.

Date: July 30, 2010	By:	/s/ Michael P. Durney
Name: Michael P. Durney
Title: Senior Vice President, Finance and Chief Financial Officer